Exhibit 99.1
News Release
Medtronic Media Contacts:
Martha Goldberg Aronson, Investor Relations, 763-505-2694
Marybeth Thorsgaard, Public Relations, 763-505-2644
Medtronic Announces Succession Plans for CEO And COO
MINNEAPOLIS — February 28, 2007— Medtronic, Inc. (NYSE:MDT) announced today the implementation of a succession plan that was developed by the board of directors over the past several years for its chief executive officer and chief operating officer positions. Effective August 23, 2007, at the company’s next annual shareholders meeting, William A. Hawkins, III, currently the company’s president and COO, will become president and CEO. At the same time, Michael F. DeMane, currently senior vice president and president of Medtronic’s business in Europe, Canada, Latin America and Emerging Markets, will become Medtronic’s COO. After Hawkins and DeMane assume their new responsibilities, Arthur D. Collins, Jr., Medtronic chairman and CEO, will remain as a director and chairman of the board until the annual shareholders meeting in August 2008. Also, the board plans to elect Hawkins to the Medtronic Board of Directors in March at the next regularly scheduled board meeting.
In his remarks to employees at the company’s quarterly Chairman’s Briefing earlier today, Collins said that Medtronic has a long history of carefully planning for and implementing smooth CEO transitions, and the process leading up to today’s announcement was no exception.
“Medtronic is well positioned to continue our strong record of success and we are fortunate to have two individuals of Bill’s and Michael’s caliber to step into the CEO and COO positions and work as a team. Both individuals have broad experience and well established track records, and the board is unanimous in its belief that their leadership will continue to successfully move Medtronic forward in the future,” Collins said.
Jean-Pierre Rosso, Medtronic Board member and chairman of the Corporate Governance Committee said, “After Art informed the board of his retirement timetable several years ago, we carefully considered succession alternatives when developing the plan that was announced today.” Rosso added, “Art’s highly professional, steady leadership has been clearly evident as the company expanded and consistently posted strong growth for the more than 13 years he has served as COO and CEO. He has played a major role in representing Medtronic and the industry around the world, and his contributions are well recognized inside and outside the company. The board is also confident that Bill and Michael will work together to further strengthen the company’s leadership position in the future.”
“This is an incredibly exciting and dynamic time for Medtronic and the medical technology industry,” said Hawkins. “I am honored to have the opportunity to continue Medtronic’s strong leadership and commitment to serving our patients and customers, shareholders and employees.”
Collins, 59, assumed the role of chief executive officer of Medtronic in April 2001 and became chairman of the board in April 2002. He was elected chief operating officer and member of the board of directors in 1994 and president in 1996. He joined the company in 1992 as corporate executive vice president and president of Medtronic International with responsibility for all Medtronic operations outside the United States. Collins joined Medtronic from Abbott Laboratories where he had been corporate vice president with responsibility for Abbott’s worldwide diagnostic business units since 1986. He began his 14-year career with Abbott in 1978 and held a number of general management positions in the United States and Europe. Before joining Abbott, he was a consultant with Booz, Allen & Hamilton and served as an officer in the United States Navy. Collins received a bachelor’s of science degree and a Doctor of Laws honorary degree from Miami University in Oxford, Ohio. He also holds a master’s of Business Administration degree from the Wharton School of the University of Pennsylvania where he was a member of the undergraduate faculty. He currently serves on the board of directors at U.S. Bancorp and Cargill, and is a member of the board of overseers of the Wharton School at the University of Pennsylvania and the board of The Institute of Health Technology Studies.
Hawkins, 53, was elected president and chief operating officer of Medtronic in May 2004. Previously, he was president of Medtronic’s Vascular business. Hawkins joined Medtronic in January 2002 from Novoste, where he had been president and chief executive officer since 1998. He started his medical technology career in 1977, and subsequently held numerous positions including corporate vice president and president of the Sherwood Davis and Geck division of American Home Products; president of the Ethicon Endo-Surgery organization of Johnson & Johnson; president, Devices for Vascular Intervention and U.S. Operations, for Guidant; and several executive positions including president of the IVAC division of Eli Lilly. Hawkins received his bachelor’s of science degree in electrical and biomedical engineering from Duke University where he also conducted medical research in pathology. He received a master’s of Business Administration degree from the Darden School of Business, University of Virginia. He is a member of the board of Visitors of the Engineering School of Duke University, the board of Deluxe Corp., and a trustee of the University of Virginia Darden School Foundation.
DeMane, 50, was appointed president of Medtronic Europe, Canada, Latin America and Emerging Markets in August 2005. From 2002 to 2005, he served as president of Medtronic Spinal, ENT (Ear, Nose and Throat), and Navigation. Prior to that, he was president of Spinal Systems for Medtronic Sofamor Danek, Medtronic’s Spinal business. Before joining Medtronic, DeMane served from 1996 to 1998 as managing director, Australia and New Zealand, for Smith & Nephew. He came to that position following a series of research and development and general management positions within Smith & Nephew. DeMane received his bachelor’s of science degree in chemistry from St. Lawrence University, continued his studies in engineering at the University of Texas, and received his master’s of science degree in bioengineering from Clemson University. He later completed an advanced management program at the INSEAD School of Management in Fontainebleau, France.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results.